Exhibit 99.1

September 21, 2006

Mr. David A. Roberts
Chairman, President, and CEO
Graco Inc.
P. O. Box 1441
Minneapolis, MN 55440

Dear Dave:

As you know, Identix has been going through a merger process since January that has now closed. As a result, I have a position change that needs to be officially communicated and prompts my need to resign from the Graco Board, subject to Board review.

Effective August 29, Identix Incorporated merged with Viisage Technology, Inc. and Identix became a wholly owned subsidiary of Viisage. Also, on that date Viisage changed its name to L-1 Identity Solutions, Inc.

As a result, I am no longer the COO of Identix Incorporated and have been named the President of Identix reporting to the CEO of L-1 Identity Solutions. My job responsibilities have changed as follows:

•	I now have total management responsibility for Identix
•	I am less involved in the "public company" elements of running a company as this is now handled at the L-1 corporate level

Graco is an outstanding company with an excellent Board and management team. I have been honored to work with all of you these past 5 years.

Sincerely,

/s/James H. Moar
James H. Moar
President, Identix, an L-1 Identity Solutions Company